Exhibit 3.16(b)
BYLAWS
OF
SSI HOLDINGS, INC.
ARTICLE I
Offices
     The Corporation shall at all times maintain a registered office in the State of Georgia and a registered agent at that address but may have other offices located within or without the State of Georgia as the Board of Directors may determine.
ARTICLE II
Shareholders’ Meetings
     2.1 Annual Meeting. A meeting of the shareholders of the Corporation shall be held annually. The annual meeting shall be held at such time and place on such date as the directors shall determine from time to time and as shall be specified in the notice of the meeting.
     2.2 Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors or its Chairman, the President or any holder or holders of at least twenty percent (20%) of the outstanding capital stock of the Corporation. Special meetings shall be held at such a time and place and on such date as shall be specified in the notice of the meeting.
     2.3 Place. Annual or special meetings of shareholders may be held within or without the State of Georgia.
     2.4 Notice. Notice of annual or special shareholders’ meetings stating the place, day and hour of the meeting shall be given in writing not less than ten (10) nor more than sixty (60) days before the date of the meeting, either mailed to the last known address or personally given to each shareholder. Notice of any special meeting of shareholders shall state the purpose or purposes for which the meeting is called. Notice of any meeting at which amendments to or restatement of the Articles of Incorporation, a merger of the Corporation, a share exchange, or the disposition of corporate assets requiring shareholder approval are to be considered shall state such purpose, and further comply with all requirements of law. Notice of a meeting may be waived by an instrument in writing executed before or after the meeting. The waiver need not specify the purpose of the meeting or the business transacted, unless one of the purposes of the meeting concerns a plan of merger or consolidation, in which event the waiver shall comply with the further requirements of law concerning such waivers. Attendance at such meeting in person or by proxy shall constitute a waiver of notice thereof unless the shareholder shall provide written notice to the Corporation prior to the taking of any action by the shareholders at such meeting that his attendance is not to be deemed a waiver of the requirement that such notice be given or of the adequacy of any notice that may have been given to such shareholder.
     2.5 Quorum. At all meetings of shareholders representing at least sixty percent (60%) of the outstanding shares of voting common stock shall constitute a quorum for the transaction of business, and no resolution or business shall be transacted without the favorable vote of the holders of a majority of the shares represented at the meeting and entitled to vote. A lesser number may adjourn from day to day, and shall announce the time and place to which the meeting is adjourned.
     2.6 Action in Lieu of Meeting. Any action to be taken at a meeting of the shareholders of the Corporation, or any action that may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof and any further requirements of law pertaining to such consents have been complied with.
ARTICLE Ill
Directors
     3.1 Management. Subject to these Bylaws, or any lawful agreement between the shareholders, the full and entire management of the affairs and business of the Corporation shall be vested in the Board of Directors, which shall have and may exercise all of the powers that may be exercised or performed by the Corporation.

     3.2 Number of Directors. The shareholders shall fix by resolution the precise number of members of the Board of Directors. Directors shall be elected at each annual meeting of the shareholders and shall serve for a term of one year or until their successors are elected. A majority of said directors shall constitute a quorum for the transactions of business. All resolutions adopted and all business transacted by the Board of Directors shall require the affirmative vote of a majority of the directors present at the meeting.
     3.3 Vacancies. The directors may fill the place of any director which may become vacant prior to the expiration of his term, by vote of a majority of the remaining directors, though less than a quorum, or by the sole remaining director, as the case may be. Any such director elected to fill a vacancy shall be elected for the unexpired term of the director whose place has become vacant.
     3.4 Meetings. The directors shall meet annually, without notice, following the annual meeting of the shareholders. Special meetings of the directors may be called at any time by the President or by any director, on two (2) days’ written notice to each director, which notice shall specify the date, time, and place of the meeting. Notice of any such meeting may be waived by an instrument in writing executed before or after the meeting. Directors may attend and participate in meetings either in person or by means of conference telephones or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by means of such communications equipment shall constitute presence in person at any meeting. Attendance in person at such meeting shall constitute a waiver of notice thereof.
     3.5 Action in Lieu of Meeting. Any action to be taken at a meeting of the directors, or any action that may be taken at a meeting of the directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors and any further requirements of law pertaining to such consents have been complied with.
ARTICLE IV
Officers
     4.1 General Provisions. The officers of the Corporation shall consist of a Chairman, a President, a Secretary and a Treasurer who shall be elected by the Board of Directors, and such other officers as may be elected by the Board of Directors or appointed as provided in these Bylaws. Each officer shall be elected or appointed for a term of office running until the meeting of the Board of Directors following the next annual meeting of the shareholders of the Corporation, or such other term as is provided by resolution of the Board of Directors or the appointment to office. Each officer shall serve for the term of office for which he is elected or appointed and has qualified or until his earlier resignation, removal from office or death. Any two or more offices may be held by the same person.
     4.2 Chairman. The Chairman shall preside at all meetings of the Board of Directors and at shareholder meetings.
     4.3 President. The President shall be the chief executive officer of the Corporation and shall have general and active management of the operations of the Corporation. He shall be responsible for the administration of the Corporation, including general supervision of the policies of the Corporation and general and active management of the financial affairs of the Corporation, and shall execute bonds, mortgages or other contracts in the name and an behalf of the Corporation.
     4.4 Secretary. The Secretary shall keep minutes of all meetings of the shareholders and directors and have charge of the minute books, stock books and seal of the Corporation and shall perform such other duties and have such other powers as may from time to time be delegated to him by the President or the Board of Directors.
     4.5 Treasurer. The Treasurer shall be charged with the management of the financial affairs of the Corporation, shall have the power to recommend action concerning the Corporation’s affairs to the President, and shall perform such other duties and have such other powers as may from time to time be delegated to him by the President or Board of Directors.
     4.6 Assistant Officers. Assistants to the Secretary and Treasurer may be appointed by the President or by the Board of Directors and shall have such duties as shall be delegated to them by the President or the Board of Directors.
     4.7 Vice Presidents. The Corporation may have one or more Vice Presidents, elected by the Board of Directors, who shall perform such duties as may be delegated by the President or the Board of Directors.

ARTICLE V
Capital Stock
     5.1 Share Certificates. Share certificates of each class of stock issued shall be numbered in the order in which they are issued. They shall be signed by the President and Secretary and the seal of the Corporation shall be affixed thereto. Share certificates shall be kept in a book and shall be issued in consecutive order therefrom according to the class of stock. The name of the person owning the shares, the number of shares, and the date of issue shall be entered in the permanent stock issuance and transfer records of the Corporation. Share certificates exchanged or returned shall be canceled by the Secretary and placed in their original place in the stock book.
     5.2 Transfers of Shares. Transfers of shares shall be made on the stock records of the Corporation by the holder in person or by power of attorney, on surrender of the old certificate for such shares, duly assigned.
     5.3 Voting. The holders of the voting common stock shall be entitled to one vote for each share of stock standing in their name.
ARTICLE VI
Seal
     The seal of the Corporation shall be in such form as the Board of Directors may from time to time determine. In the event it is inconvenient to use such a seal at any time, the signature of the Corporation followed by the word “Seal” enclosed in parentheses or scroll shall be deemed the seal of the Corporation. The seal shall be in the custody of the Secretary and affixed by him or by his assistants on the share certificates and other appropriate papers.
ARTICLE VII
Amendment
     Subject to the requirements of any Agreement Among Shareholders in effect from time to time, these Bylaws may be amended by majority vote of the Board of Directors of the Corporation or by majority vote of the shareholders, provided that the shareholders may provide by resolution that any bylaw provision repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by the Board of Directors.
     I HEREBY CERTIFY that the foregoing Bylaws were duly adopted by the Board of Directors of the Corporation on April        , 1997.

Secretary

(CORPORATE SEAL)